                                                                    EXHIBIT 11.1

                      COMPUTATION OF NET LOSS PER SHARE

                                                                1997           1996           1995
                                                            -------------  -------------  -------------
                                                               (IN THOUSANDS, EXCEPT PER SHARE DATA)
Basic:
    Net loss attributable to common shares.......                $(8,263)       $(8,796)       $(3,011)
                                                              ==========     ==========     ==========
    Weighted average common shares outstanding...                 18,651         15,429          7,782
                                                              ==========     ==========     ==========
    Per share amount.............................                $ (0.44)       $ (0.57)       $ (0.39)
                                                              ==========     ==========     ==========
Diluted:
    Net loss.....................................                $(8,263)       $(8,796)       $(3,011)

    Net effect of convertible debentures based
    on the if-converted method, assuming
    100% conversion:
    $35,000,000, 6.75%, due 2006.................                  2,363          1,457             --
    $50,000,000, 7.0%, due 2004..................                  2,178             --             --
    $125,000,000, 5.25%, due 2002................                    219             --             --
                                                              ----------     ----------     ----------
Net loss attributable to common shares...........                $(3,504)       $(7,339)       $(3,011)
                                                              ==========     ==========     ==========

Weighted average common shares outstanding.......                 18,651         15,429          7,782

    Net effect of convertible debentures based
    on the if-converted method, assuming
    100% conversion:
    $35,000,000, 6.75%, due 2006.................                  1,561            949             --
    $50,000,000, 7.0%, due 2004..................                  1,515             --             --
    $125,000,000, 5.25%, due 2002................                    143             --             --

    Net effect of dilutive stock options based
    on the treasury stock method, using
    average market price.........................                    380            314            176
                                                              ----------     ----------     ----------
Totals...........................................                 22,250         16,692          7,958
                                                              ==========     ==========     ==========
Per share amount.................................                $ (0.16)       $ (0.44)       $ (0.38)
                                                              ==========     ==========     ==========





                                      48